Exhibit 99.1

For Immediate Release Media Relations Contact Randy Hargrove 800-331-0085	Investor Relations Contact Carol Schumacher 479-277-1498
Pre-recorded management call 877-523-5612 (U.S. and Canada) 201-689-8483 (other countries) Passcode: 9256278 (Walmart)
Walmart reports a 4.6 percent increase for Q1 EPS of $1.14;
U.S. businesses forecast positive comp sales for Q2

•	Wal-Mart Stores, Inc. (Walmart) reported first quarter diluted earnings per share (EPS) of $1.14, a 4.6 percent increase compared to last year's first quarter EPS of $1.09.

•	Walmart U.S. and Sam's Club, excluding fuel, expect to increase comps for the Q2 13-week period to between flat and 2 percent and 1 and 3 percent, respectively.

•	The company expects to deliver EPS for Q2 between $1.22 and $1.27, compared to $1.18 last year.

•
Walmart U.S. comp sales declined 1.4 percent in the 13-week period from Jan. 26 to Apr. 26, 2013. Comp sales performance was impacted by a delay in income tax refund checks, challenging weather conditions, less grocery inflation than expected and the payroll tax increase. Walmart U.S. gained market share[1] in the measured category of "food, consumables and health & wellness/OTC."

•
Walmart International grew net sales 2.9 percent to $33.0 billion. On a constant currency basis[2], Walmart International's net sales would have increased 5.4 percent to $33.8 billion. Walmart International gained market share[3] in a majority of the countries in which we operate.

•	Comp sales, without fuel, at Sam's Club were up 0.2 percent during the period, pressured by softer business member traffic, weather and lower than expected inflation.

•	Consolidated net sales reached $113.4 billion, an increase of $1.2 billion, or 1.0 percent. Currency exchange rate fluctuations had a negative impact on net sales of $1.0 billion.

•	Consolidated operating income was $6.5 billion, an increase of 1.1 percent over last year. Walmart U.S. and Sam's Club grew operating income 5.9 percent and 7.4 percent, respectively.

•	Walmart reported free cash flow[2] of $1.9 billion for the quarter ended Apr. 30, 2013.

•	The company returned $3.8 billion to shareholders through dividends and share repurchases in the first quarter.

1 Sources: The Nielsen Company, 13 weeks ended Apr. 27, 2013.
2 See additional information at the end of this release regarding non-GAAP financial measures.
3 Sources: Africa: Statistics South Africa, Argentina: The Nielsen Company, Canada: The Nielsen Company, Central America: The Nielsen Company, Chile: National Statistics Institute (INE), China: National Bureau of Statistics of China (NBSC), Japan: Ministry of Economy, Trade and Industry (METI).

BENTONVILLE, Ark., May 16, 2013 -- Wal-Mart Stores, Inc. (NYSE: WMT) today reported financial results for the first quarter ended April 30, 2013.

Net sales for the first quarter were $113.4 billion, an increase of 1.0 percent over last year. Net sales last year benefited by 1.0 percent from the extra day due to leap year. On a constant currency basis1, net sales would have increased 1.8 percent to $114.2 billion. Membership and other income increased 1.6 percent versus last year, due primarily to an increase in membership income. Total revenue for the first quarter was $114.2 billion, a 1.0 percent increase over last year.

Consolidated net income attributable to Walmart for the first quarter was $3.8 billion, up 1.1 percent. Diluted earnings per share attributable to Walmart (EPS) were $1.14, a 4.6 percent increase, compared to $1.09 last year.

Solid earnings performance

"In a quarter marked by considerable headwinds to top line sales, Walmart delivered solid EPS growth of 4.6 percent," said Mike Duke, Wal-Mart Stores, Inc. president and chief executive officer. "Walmart's mission is simple and focused -- to help people save money so they can live better. When we simplify and focus our execution against this mission, it's easy for our associates to prioritize what they have to do to serve our customers.

"I'm confident about our long-term strategy and the direction Walmart is headed," Duke added. "Our expectations about our U.S. businesses' performance, coupled with more discipline in International, will allow us to improve our performance throughout the year."

Duke also noted that e-commerce sales grew more than 30 percent in the first quarter versus last year.

"There is no doubt that our company is making the right investments in e-commerce to differentiate ourselves and become a better Walmart," said Duke. "And with our sales growth in the first quarter, we believe our investments are paying off."

Leverage

The company's operating expense leverage was relatively flat for the first quarter, but the commitment to leverage for the full year remains a priority.

"We are proud that our U.S. segments leveraged operating expenses in the first quarter, and we expect them to continue leveraging," said Duke. "To operate in a difficult sales environment requires disciplined expense and productivity management, the core of EDLC and EDLP. We are committed to have the total company achieve expense leverage for the year."

"Although we believe our company will leverage expenses for the year, the second quarter will be challenging, given expense pressures in International and our corporate area," said Charles Holley, executive vice president and chief financial officer. "Expense leverage may not be delivered evenly across the quarters, but we believe that by executing our plans, we will continue to reduce expenses and improve productivity."

1 See additional information at the end of this release regarding non-GAAP financial measures

Strong returns

"We deployed cash to grow our business and return value to shareholders," said Holley. "Despite the multiple headwinds during the quarter, we grew operating profits ahead of sales growth. Our balance sheet is strong, and we continue to grow."

During the first quarter, the company repurchased approximately 30 million shares for $2.2 billion. In addition, the company paid $1.6 billion in dividends. As previously announced, the company increased its dividend by 18 percent for fiscal 2014 to $1.88 per share.

Return on investment1 (ROI) for the trailing 12 months ended April 30, 2013 was 17.8 percent, compared to 18.1 percent for the prior trailing 12 months ended April 30, 2012. The decline was primarily the result of acquisitions, along with an increase in fixed assets within Walmart's base business.

Walmart ended the quarter with free cash flow1 of $1.9 billion, compared to $3.1 billion in the prior year. An increase in income tax payments due primarily to changes in federal bonus depreciation rules and an increase in capital expenditures contributed to the free cash flow decline.

EPS Guidance

"Given current business and economic trends, including currency, we expect second quarter EPS to be in the range of $1.22 to $1.27," said Holley. "Investments in Global eCommerce initiatives were forecast to have an incremental $0.09 impact for fiscal 2014, and this remains in our guidance. We expect the Q2 impact to be in line with the $0.02 per share we had in the first quarter. In addition to eCommerce initiatives, expenses related to FCPA matters are expected to range from $65 to $70 million for the second quarter."

Last year, Walmart delivered $1.18 in EPS for the second quarter.

Net sales results

Net sales, including fuel, were as follows:

	Three Months Ended
	April 30,
(dollars in billions)	2013	2012	Percent Change
Walmart U.S.	$66.553	$66.333	0.3%
Walmart International	33.005	32.077	2.9%
Sam’s Club	13.871	13.854	0.1%
Consolidated	$113.429	$112.264	1.0%

The following explanations provide additional context to the above table.

•	Last year's net sales included an extra day for leap year, which added approximately 1.0 percent growth in the first quarter of last year.

•	On a constant currency basis,[1] Walmart International's net sales would have been $33.8 billion, an increase of 5.4 percent over last year.

•	Net sales for Sam's Club, excluding fuel, were $12.2 billion, an increase of 0.5 percent from last year.

1 See additional information at the end of this release regarding non-GAAP financial measures.

•	Consolidated net sales, on a constant currency basis,[1] would have increased 1.8 percent to $114.2 billion.

"On a constant currency basis,1 Walmart International's first quarter sales were $33.8 billion, up 5.4 percent. Our stores in the U.K., Africa, Mexico, Central America, Brazil, Chile, Argentina, China and India delivered positive comp sales," said Doug McMillon, Walmart International president and CEO. "Comps in Canada and Japan declined. We grew our share2 in seven of our eleven markets."

Segment operating income

Segment operating income was as follows:

	Three Months Ended
	April 30,
(dollars in billions)	2013	2012	Percent Change
Walmart U.S.	$5.329	$5.033	5.9%
Walmart International	1.256	1.318	-4.7%
Sam’s Club	0.525	0.489	7.4%
Sam's Club (excluding fuel)	0.519	0.487	6.6%

U.S. comparable store sales review and guidance

The company reported U.S. comparable store sales based on its 13-week retail calendar for the periods ended April 26, 2013 and April 27, 2012 as follows:

	Without Fuel		With Fuel		Fuel Impact
	Thirteen Weeks Ended		Thirteen Weeks Ended		Thirteen Weeks Ended
	4/26/2013	4/27/2012	4/26/2013	4/27/2012	4/26/2013	4/27/2012
Walmart U.S.	-1.4%	2.6%	-1.4%	2.6%	0.0%	0.0%
Sam’s Club	0.2%	5.3%	-0.2%	6.2%	-0.4%	0.9%
Total U.S.	-1.2%	3.0%	-1.2%	3.2%	0.0%	0.2%

During the 13-week period, the Walmart U.S. comp was negatively impacted by a delay in tax refund checks, challenging weather conditions, less grocery inflation than expected and the payroll tax increase. Comp traffic was down 1.8 percent, while average ticket increased 0.4 percent.

"Despite comps being lower than expected, we continued to generate market share gains," said Bill Simon, Walmart U.S. president and CEO. "According to The Nielsen Company, we gained 20 basis points of market share3 in the measured category of 'food, consumables and health & wellness/OTC' during the 13-weeks ended Apr. 27, 2013."

For the 13-week period ending Jul. 26, Walmart U.S. expects comp store sales to increase from flat to 2.0 percent. Last year, Walmart's comp sales rose 2.2 percent for the comparable period.

1 See additional information at the end of this release regarding non-GAAP financial measures.
2 Sources: Africa: Statistics South Africa, Argentina: The Nielsen Company, Canada: The Nielsen Company, Central America: The Nielsen Company, Chile: National Statistics Institute (INE), China: National Bureau of Statistics of China (NBSC), Japan: Ministry of Economy, Trade and Industry (METI).
3 Sources: The Nielsen Company, 13 weeks ended Apr. 27, 2013.

"The second quarter is off to a good start, with positive comps," Simon said. "We continue to believe in the strength of our strategic plan to deliver a broad assortment with EDLP. We also continue to monitor the impact of the 2 percent payroll tax increase, along with other factors, like fuel prices."

In the first quarter, Sam's Club comp traffic was up 1.3 percent, while ticket was down 1.1 percent for the 13-week period ended Apr. 26.

"Comp sales for the first quarter were impacted by unfavorable weather and less than expected inflation," said Rosalind Brewer, Sam's Club president and CEO. "Our business member is an integral part of our business, and comp sales and traffic patterns indicated that they remained pressured in the first quarter. Small business optimism remains at historically low levels, as businesses adapt to higher payroll taxes and cautious consumers."

As of May 15, Sam's Club increased its membership fee to $45 nationwide for both Advantage and Business base memberships, reflecting a $5 and $10 increase, respectively. The fee for Plus membership remains $100. This is Sam's Club's first fee increase since Jan. 2006.

"The combination of our strategies, including our membership fee increase, positions us well for the second quarter, and we have a number of events to drive sales," said Brewer. "Members will experience exciting merchandise, heightened by local brands, all displayed with a new level of visual excitement."

Sam's Club expects comp sales, excluding fuel, for the current 13-week period ending Jul. 26, 2013, to increase from 1.0 to 3.0 percent. Last year, for the 13-week period, comp sales, excluding fuel, increased 4.2 percent.

Walmart U.S. and Sam's Club will report comparable sales for the 13-week period ending Jul. 26 on Aug. 15, when the company reports second quarter results. For fiscal year 2014, Walmart will report comparable store sales on a 53-week basis, with 4-5-5 week reporting for the fourth quarter.

Wal-Mart Stores, Inc. (NYSE: WMT) helps people around the world save money and live better -- anytime and anywhere -- in retail stores, online, and through their mobile devices. Each week, more than 245 million customers and members visit our 10,857 stores under 69 banners in 27 countries and e-commerce websites in 10 countries. With fiscal year 2013 sales of approximately $466 billion, Walmart employs more than 2 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting http://corporate.walmart.com, and on Facebook at http://facebook.com/walmart and on Twitter at http://twitter.com/walmart. Online merchandise sales are available at http://www.walmart.com and http://www.samsclub.com.

Notes

After this earnings release has been furnished to the Securities and Exchange Commission (SEC), a pre-recorded call offering additional comments on the quarter will be available to all investors. Please note: Walmart has a new phone number for accessing the pre-recorded call. Callers within the U.S. and Canada may dial 877-523-5612 and enter passcode 9256278. All other callers can access the call by dialing 201-689-8483 and entering passcode 9256278. Information included in this release, including reconciliations, and the pre-recorded phone call are available in the investor information area on the company's website at www.stock.walmart.com.

Editor's Note

High resolution photos of Walmart's U.S., Sam's Club and International operations are available for download at www.stock.walmart.com.

Forward Looking Statements
This release contains statements as to Wal-Mart Stores, Inc. management's forecasts or estimates of the company's diluted earnings per share from continuing operations attributable to Walmart for the fiscal quarter ending Jul. 31, 2013 (and statements of certain assumptions underlying such forecasts), of the incremental impact of the company's investments in Global eCommerce initiatives on earnings per share for the quarter ending Jul. 31, 2013 and the year ending January 31, 2014, of the comparable store sales of the Walmart U.S. segment of the company and the comparable club sales, excluding fuel, of the Sam's Club segment of the company for the 13-week period from April 27, 2013 through Jul. 26, 2013 and of the costs in the second quarter of fiscal year 2014 associated with the FCPA and compliance matters and management's expectations that Walmart will leverage expenses for the year ending January 31, 2014, that the company's U.S. operations will continue to leverage expenses and that the company will continue to reduce expenses and improve productivity that the company believes are "forward- looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements are intended to enjoy the protection of the safe harbor for forward-looking statements provided by that act. Those statements can be identified by the use of the word or phrase "expect," “expects,' "forecast," "given," "guidance," “will be,” "will continue," and "will leverage" in the statements or relating to such statements. These forward-looking statements are subject to risks, uncertainties and other factors, domestically and internationally, including: general economic conditions; economic conditions affecting specific markets in which we operate; competitive pressures; inflation and deflation; consumer confidence, disposable income, credit availability, spending patterns and debt levels; customer traffic in Walmart's stores and clubs, average ticket size, the seasonality of Walmart's business and seasonal buying patterns in the United States and other markets; geo-political conditions and events; weather conditions and events and their effects; catastrophic events and natural disasters and their effects on Walmart's business; public health emergencies; civil unrest and disturbances and terrorist attacks; commodity prices; the cost of goods Walmart sells; transportation costs; the cost of diesel fuel, gasoline, natural gas and electricity; the selling prices of gasoline; disruption of Walmart's supply chain, including transport of goods from foreign suppliers; trade restrictions; changes in tariff and freight rates; labor costs; the availability of qualified labor pools in Walmart's markets; changes in employment laws and regulations, the cost of healthcare and other benefits; casualty and other insurance costs; accident-related costs; the availability of investment opportunities relating to Walmart's Global eCommerce initiatives, adoption of or changes in tax and other laws and regulations that affect Walmart's business, including changes in corporate tax rates; developments in, and the outcome of, legal and regulatory proceedings to which Walmart is a party or is subject and the costs associated therewith; currency exchange rate fluctuations; changes in market interest rates; conditions and events affecting domestic and global financial and capital markets; and other risks. The company discusses certain of the factors described above more fully in certain of its filings with the SEC, including its most recent annual report on Form 10-K filed with the SEC (in which the company also discusses other factors that may affect its operations, results of operations and comparable store and club sales) and this release should be read in conjunction with that annual report on Form 10-K, together with all of the company's other filings, including its quarterly reports on Form 10-Q and current reports on Form 8-K, made with the SEC through the date of this release. The company urges readers to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, the company's actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements contained in this release are as of the date of this release, and Walmart undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Wal-Mart Stores, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended
SUBJECT TO RECLASSIFICATION	April 30,
(Dollars in millions, except share data)	2013	2012	Percent Change
Revenues:
Net sales	$113,429	$112,264	1.0%
Membership and other income	758	746	1.6%
Total revenues	114,187	113,010	1.0%
Costs and expenses:
Cost of sales	86,027	85,178	1.0%
Operating, selling, general and administrative expenses	21,704	21,445	1.2%
Operating income	6,456	6,387	1.1%
Interest:
Debt	507	503	0.8%
Capital leases	67	70	-4.3%
Interest income	(44)	(38)	15.8%
Interest, net	530	535	-0.9%
Income before income taxes	5,926	5,852	1.3%
Provision for income taxes	1,981	1,958	1.2%
Consolidated net income	3,945	3,894	1.3%
Less consolidated net income attributable to noncontrolling interest	(161)	(152)	5.9%
Consolidated net income attributable to Walmart	$3,784	$3,742	1.1%

Net income per common share:
Basic net income per common share attributable to Walmart	$1.15	$1.10	4.5%
Diluted net income per common share attributable to Walmart	1.14	1.09	4.6%

Weighted-average common shares outstanding:
Basic	3,301	3,409
Diluted	3,318	3,425

Dividends declared per common share	$1.88	$1.59

Wal-Mart Stores, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

SUBJECT TO RECLASSIFICATION
(Dollars in millions)	April 30,	January 31,	April 30,
ASSETS	2013	2013	2012
Current assets:
Cash and cash equivalents	$8,855	$7,781	$8,117
Receivables, net	6,191	6,768	5,574
Inventories	43,138	43,803	41,284
Prepaid expenses and other	1,992	1,588	2,301
Total current assets	60,176	59,940	57,276
Property and equipment:
Property and equipment	167,087	165,825	158,329
Less accumulated depreciation	(53,395)	(51,896)	(47,600)
Property and equipment, net	113,692	113,929	110,729
Property under capital leases:
Property under capital leases	5,893	5,899	5,978
Less accumulated amortization	(3,154)	(3,147)	(3,235)
Property under capital leases, net	2,739	2,752	2,743

Goodwill	19,734	20,497	21,003
Other assets and deferred charges	5,846	5,987	5,349
Total assets	$202,187	$203,105	$197,100

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings	$6,255	$6,805	$5,799
Accounts payable	36,770	38,080	37,068
Dividends payable	4,649	—	4,059
Accrued liabilities	17,282	18,808	16,661
Accrued income taxes	2,318	2,211	2,560
Long-term debt due within one year	5,967	5,587	2,509
Obligations under capital leases due within one year	311	327	322
Total current liabilities	73,552	71,818	68,978

Long-term debt	41,536	38,394	42,956
Long-term obligations under capital leases	3,015	3,023	3,040
Deferred income taxes and other	7,694	7,613	7,735
Redeemable noncontrolling interest	549	519	456

Commitments and contingencies

Equity:
Common stock	329	332	339
Capital in excess of par value	3,399	3,620	3,625
Retained earnings	68,489	72,978	65,463
Accumulated other comprehensive income (loss)	(1,968)	(587)	(463)
Total Walmart shareholders’ equity	70,249	76,343	68,964
Nonredeemable noncontrolling interest	5,592	5,395	4,971
Total equity	75,841	81,738	73,935
Total liabilities and equity	$202,187	$203,105	$197,100

Wal-Mart Stores, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
SUBJECT TO RECLASSIFICATION	April 30,
(Dollars in millions)	2013	2012
Cash flows from operating activities:
Consolidated net income	$3,945	$3,894
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	2,194	2,106
Deferred income taxes	128	(149)
Other operating activities	(370)	(413)
Changes in certain assets and liabilities:
Receivables, net	567	494
Inventories	584	(150)
Accounts payable	(743)	(21)
Accrued liabilities	(1,527)	(1,714)
Accrued income taxes	116	1,387
Net cash provided by operating activities	4,894	5,434

Cash flows from investing activities:
Payments for property and equipment	(2,968)	(2,375)
Proceeds from the disposal of property and equipment	35	50
Other investing activities	(63)	(111)
Net cash used in investing activities	(2,996)	(2,436)

Cash flows from financing activities:
Net change in short-term borrowings	(551)	1,763
Proceeds from issuance of long-term debt	4,977	5
Payments of long-term debt	(1,088)	(545)
Dividends paid	(1,549)	(1,352)
Purchase of Company stock	(2,246)	(1,589)
Other financing activities	(284)	(89)
Net cash used in financing activities	(741)	(1,807)

Effect of exchange rates on cash and cash equivalents	(83)	376

Net increase in cash and cash equivalents	1,074	1,567
Cash and cash equivalents at beginning of year	7,781	6,550
Cash and cash equivalents at end of period	$8,855	$8,117

Wal-Mart Stores, Inc.
Reconciliations of and Other Information Regarding Non-GAAP Financial Measures
(Unaudited)
(In millions, except per share data)

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles ("GAAP"). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.

Calculation of Return on Investment and Return on Assets
Management believes return on investment ("ROI") is a meaningful metric to share with investors because it helps investors assess how effectively Walmart is deploying its assets. Trends in ROI can fluctuate over time as management balances long-term potential strategic initiatives with any possible short-term impacts.

ROI was 17.8 percent and 18.1 percent for the trailing twelve months ended April 30, 2013 and 2012, respectively. The decline was primarily the result of acquisitions, along with an increase in fixed assets within our base business.

We define ROI as adjusted operating income (operating income plus interest income, depreciation and amortization, and rent expense) for the fiscal year divided by average invested capital during that period. We consider average invested capital to be the average of our beginning and ending total assets, plus accumulated depreciation and amortization less accounts payable and accrued liabilities for that period, plus a rent factor equal to the rent for the fiscal year multiplied by a factor of eight. When we have discontinued operations, we exclude the impact of the discontinued operations.

ROI is considered a non-GAAP financial measure under the SEC's rules. We consider return on assets ("ROA") to be the financial measure computed in accordance with GAAP that is the most directly comparable financial measure to ROI as we calculate that financial measure. ROI differs from ROA (which is consolidated net income for the period divided by average total assets for the period) because ROI: adjusts operating income to exclude certain expense items and adds interest income; adjusts total assets for the impact of accumulated depreciation and amortization, accounts payable and accrued liabilities; and incorporates a factor of rent to arrive at total invested capital.

Although ROI is a standard financial metric, numerous methods exist for calculating a company's ROI. As a result, the method used by Walmart's management to calculate ROI may differ from the methods other companies use to calculate their ROI. We urge you to understand the methods used by other companies to calculate their ROI before comparing our ROI to that of such other companies.

The calculation of ROI, along with a reconciliation to the calculation of ROA, the most comparable GAAP financial measure, is as follows:

Wal-Mart Stores, Inc.
Return on Investment and Return on Assets
		Trailing Twelve Months Ended
		April 30,
(Dollars in millions)		2013	2012
CALCULATION OF RETURN ON INVESTMENT
Numerator
Operating income		$27,870	$27,049
+ Interest income		193	157
+ Depreciation and amortization		8,589	8,251
+ Rent		2,631	2,515
Adjusted operating income		$39,283	$37,972

Denominator
Average total assets[1]		$199,644	$191,663
+ Average accumulated depreciation and amortization[1]		53,692	49,761
- Average accounts payable[1]		36,919	35,775
- Average accrued liabilities[1]		16,972	16,334
+ Rent x 8		21,048	20,120
Average invested capital		$220,493	$209,435
Return on investment (ROI)		17.8%	18.1%

CALCULATION OF RETURN ON ASSETS
Numerator
Consolidated net income		$17,807	$16,770
Denominator
Average total assets[1]		$199,644	$191,663
Return on assets (ROA)		8.9%	8.7%

	As of April 30,
Certain Balance Sheet Data	2013	2012	2011
Total assets	$202,187	$197,100	$186,225
Accumulated depreciation and amortization	56,549	50,835	48,686
Accounts payable	36,770	37,068	34,481
Accrued liabilities	17,282	16,661	16,006

1 The average is based on the addition of the account balance at the end of the current period to the account balance at the end of the prior period and dividing by 2.

Free Cash Flow
We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. Free cash flow was $1.9 billion and $3.1 billion for the three months ended April 30, 2013 and 2012, respectively. An increase in income tax payments due primarily to changes in federal bonus depreciation rules and an increase in capital expenditures contributed to the free cash flow decline.

Free cash flow is considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the company's financial performance. Free cash flow should be considered in addition to, rather than as a substitute for consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.

Additionally, Walmart's definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our condensed consolidated statements of cash flows.

Although other companies report their free cash flow, numerous methods may exist for calculating a company's free cash flow. As a result, the method used by our management to calculate our free cash flow may differ from the methods other companies use to calculate their free cash flow. We urge you to understand the methods used by other companies to calculate their free cash flow before comparing our free cash flow to that of such other companies.

The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow, as well as information regarding net cash used in investing activities and net cash used in financing activities.

	For the three months ended
	April 30,
(Dollars in millions)	2013	2012
Net cash provided by operating activities	$4,894	$5,434
Payments for property and equipment	(2,968)	(2,375)
Free cash flow	$1,926	$3,059

Net cash used in investing activities[1]	$(2,996)	$(2,436)
Net cash used in financing activities	$(741)	$(1,807)

1 "Net cash used in investing activities" includes payments for property and equipment, which is also included in our computation of free cash flow.

Constant Currency
In discussing our operating results, the term currency exchange rates refers to the currency exchange rates we use to convert the operating results for all countries where the functional currency is not the U.S. dollar. We calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period's currency exchange rates, and the comparable prior year period's currency exchange rates. Throughout our discussion, we refer to the results of this calculation as the impact of currency exchange rate fluctuations. When we refer to constant currency operating results, this means operating results without the impact of the currency exchange rate fluctuations and without the impact of acquisitions until the acquisitions are included in both comparable periods. The disclosure of constant currency amounts or results permits investors to understand better Walmart's underlying performance without the effects of currency exchange rate fluctuations or acquisitions.

The table below reflects the calculation of constant currency for net sales and operating income for the three months ended April 30, 2013.

	Three Months Ended April 30, 2013
	International		Consolidated
(Dollars in millions)	2013	Percent Change	2013	Percent Change
Net sales:
As reported	$33,005	2.9%	$113,429	1.0%
Currency exchange rate fluctuations[1]	1,010		1,010
	34,015		114,439
Net sales from acquisitions	(200)		(200)
Constant currency net sales	$33,815	5.4%	$114,239	1.8%

Operating income:
As reported	$1,256	-4.7%	$6,456	1.1%
Currency exchange rate fluctuations[1]	(7)		(7)
	1,249		6,449
Operating loss from acquisitions	37		37
Constant currency operating income	$1,286	-2.4%	$6,486	1.6%
1 Excludes currency exchange rate fluctuations related to acquisitions until the acquisitions are included in both comparable periods.